Exhibit 99.1
FOR RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations, phone: 510/572-4450, e-mail:
carol.raeburn@lamresearch.com
Lam Research Corporation Updates 2008 December Quarter Outlook
FREMONT, Calif., December 19, 2008 —Lam Research Corporation (NASDAQ: LRCX) today announced that it has revised its previously issued financial outlook for the quarter ending December 28, 2008 to reflect continued deterioration in semiconductor equipment market conditions.
Lam Research now expects that its performance for the December 2008 quarter will be as follows:
(in thousands, except per share data and percentages)

o	Shipments:	$212,000 to $225,000

o	Revenue:	$270,000 to $285,000

o	Operating Margin	-10% to -12%

o	Ongoing EPS	-$0.04 to -$0.05
On November 20, 2008 Lam Research announced restructuring activities and other cost reduction actions targeted to reduce expenses by $15 million to $20 million per quarter. As detailed in the Company’s amended 8-K filing on December 19, 2008 the charges associated with the restructuring activity are expected to be approximately $20 million to $26 million. These charges consist of approximately $15 million to $20 million of cash charges related to one-time termination benefits associated with the Company’s reduction in force as well as non-cash charges for asset impairments of approximately $5 million to $6 million. The Company expects to complete the restructuring plan during the first calendar quarter of 2009.
“Business conditions in the semiconductor equipment sector have deteriorated further in recent weeks. The weakness in memory pricing, the softening end-user demand environment, and restrictions in the capital markets have caused our customers to dramatically reduce their equipment purchases”, said Steve Newberry, president and chief executive officer of Lam Research. “As a result of these conditions we are adjusting our December quarter outlook and we expect this challenging environment will persist going into 2009. Throughout this economic cycle we are maintaining focused expense discipline to preserve a strong balance sheet with healthy cash balances,” Newberry concluded.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to expectations regarding results for the December 2008 quarter, estimated ranges of restructuring charges, the ability to preserve a strong balance sheet and cash balances. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and the efficacy of our plans for reacting to those changes, changing customer demands, and the challenges presented by our new products and the integration of acquired businesses and technologies into our existing business. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 29, 2008 and the report on Form 10-Q for the quarter ended September 28, 2008, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select Market SM under the symbol LRCX. Lam is a NASDAQ-100 ® company. For more information, visit www.lamresearch.com.